EXHIBIT 99.1

Date: 3 February 2005
Release Number: 2005-04

Intelsat Announces Proposed New Debt Issuance

Pembroke, Bermuda, 3 February 2005 - Intelsat, Ltd. ("Intelsat") today announced that it and a newly formed subsidiary are intending to issue new Senior Discount Notes due 2015. Subject to regulatory approvals of certain asset transfers between subsidiaries of Intelsat and consummation of those transfers, the net offering proceeds of approximately $300 million are expected to be used to fund the repurchase of certain preferred shares held by the shareholders of Intelsat's parent, Zeus Holdings Limited. If the required approvals are not received and the transfers are not completed within 90 days, the notes will be redeemed at 100% of their accreted value. The notes will accrete in value for the first five years, after which time noteholders will be paid cash interest on a semi-annual basis. Upon consummation of the offering, receipt of regulatory approvals and completion of the asset transfers, the new Senior Discount Notes will rank structurally subordinate to the existing debt of Intelsat (Bermuda), Ltd. and structurally senior to the existing debt of Intelsat, Ltd. The debt securities have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under that Act.


Contact:

Noah Asher
+1 202 944 7755
Noah.asher@intelsat.com

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words "plan," "expect," "intend," "outlook," "believe" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat's intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat's control. Known factors include, but are not limited to, the risk of not receiving regulatory approvals for the contemplated asset transfers and the risk of non-consummation of those transfers. More detailed information about known risks is included in Intelsat's annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat's intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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